SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549



                                  FORM 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  July 1, 1997


                                LabOne, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                   0-15975                   48-0952323
     --------------------          -----------                -------------
(State or other jurisdiction       (Commission             (I. R. S. Employer
       of incorporation            File Number)            Identification No.)



             10310 W. 84th Terrace, Lenexa, KS                  66214
          ----------------------------------------             -------
          (Address of principal executive offices)           (Zip Code)



      Registrant's telephone number, including area code:    913-888-1770



















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Item 5.   Other Events

     LabOne, Inc. announced that discussions between LabOne and Seafield Capital Corporation (Seafield), which owns 82 percent of LabOne, regarding a possible merger between the two companies have been terminated. In February 1995, Seafield had announced that among the strategic alternatives which Seafield expected to pursue was a merger of Seafield into LabOne. Following the transfer of many of Seafield's assets to SLH Corporation and the distribution of all SLH Corporation stock to Seafield's shareholders earlier this year, Seafield and LabOne began discussing a possible merger. It was also contemplated at the time initial merger discussions began that Seafield would distribute its Response Oncology holdings to shareholders. Such distribution is now expected to be effected in late July.

     Following the distribution of SLH and Response shares to Seafield shareholders, the remaining Seafield assets will consist only of approximately $5 million in cash and 10,712,200 LabOne shares.

     As the merger discussions proceeded, Seafield and LabOne were advised that any combination of the two companies would result in the surviving entity having a significant amount of additional annual amortization expense. Seafield has concluded that the benefits of combining the two companies at this time do not justify the additional amortization and the resulting adverse impact on earnings. Accordingly, merger discussions between Seafield and LabOne have been terminated.






                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     LabOne, Inc.


Date:  July 3, 1997                      By  /s/  Kurt E. Gruenbacher
                                             ----------------------------
                                                  Kurt E. Gruenbacher
                                                  V.P. Finance and Chief
                                                  Accounting Officer


Date:  July 3, 1997                      By  /s/  Robert D. Thompson
                                             ----------------------------
                                                  Robert D. Thompson
                                                  Executive Vice President,
                                                  COO, CFO and Treasurer






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